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                                  EXHIBIT 10.45

              AMENDMENT TO AMENDED AND RESTATED OPERATING AGREEMENT



This Amendment is by and between Great Dane Trailers, Inc. ("Great Dane") and Associates Commercial Corporation ("Associates").

RECITALS

A. Great Dane and Great Dane Finance Company ("GDFC") entered into an Amended and Restated Operating Agreement dated August 31, 1988 (the "Agreement").

B. GDFC's rights under the Agreement have been assigned to Associates. (As used herein the term company shall refer to Associates as the successor to
     GDFC).

C. Great Dane and Associates desire to amend the Agreement pursuant to the terms and conditions herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Sections 2.15, 2.16 and 2.17(a) of the Agreement are hereby deleted and replaced with the following language:

     Section 2.15. GREAT DANE REPOSSESSION LOSS LIABILITY. Provided that the AIC Account as defined in Section 2.17 or the AIC Account (the "Canadian AIC Account") as defined in Section 2.13 of that certain Great Dane/Associates Wholesale and Retail Financing Agreement dated September 28, 1992 (the "Canadian Operating Agreement") between Associates Commercial Corporation of Canada Ltd. ("Associates Canada") and Great Dane includes a like or greater amount, the Company shall debit the AIC Account, or may in its discretion debit the Canadian AIC Account, an amount equal to:

               (i) one hundred percent (100%) of the Repossession Loss arising under any Contract purchased by the Company from an Affiliate Dealer, and

               (ii) the difference, if any, between (x) the Repossession Loss arising under any Contract purchased by the Company from an Independent Dealer for the sale of five (5) or more items of Property consisting of new trailers or semi-trailers to the same Great Dane Customer which had been the subject of a single order to Great Dane by such Independent Dealer, minus (y) ten percent


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          (10.0%) of the Net Unpaid Time Balance for such Property remaining under such Contract at the time of repossession of such Property, and

               (iii) the difference, if any, between (x) the Repossession Loss arising under any other Contract purchased by the Company from an Independent Dealer which is not described in Section 2.15(ii) above, minus (y) fifteen percent (15.0%) of the Net Unpaid Time Balance for such Property remaining under such Contract at the time of repossession of such Property.

          "Great Dane agrees that the Company may so charge the AIC Account or Canadian AIC Account those amounts referenced in the preceding sentence. In the event a Repossession Loss arises which exceeds the amount, if any, remaining in the AIC Account (after the return of any amounts by Great Dane pursuant to Section 2.17(c)), Great Dane shall, subject to Section 2.16, pay the Company in cash immediately upon demand the following amount:

            (i) if an Affiliate Dealer is liable to the Company with respect to the related Contract, the amount shall equal fifty percent (50%) of the difference between (x) such Repossession Loss minus (y) such amount, if any, remaining under the AIC Account, and

           (ii) if an Independent Dealer is liable to the Company with respect to the related Contract, the amount shall equal fifty percent (50%) of the difference between (x) such Repossession Loss minus (y) such amount, if any, remaining in the AIC Account minus (z) the amount of the Independent Dealer's liability owed to the Company relating to the Contract, and

          (iii) if an Independent Dealer is not liable to the Company with respect to the related Contract, the amount shall equal fifty percent (50%) of the difference between (x) such Repossession Loss minus (y) such amount, if any, remaining in the AIC Account minus (z) the amount the Independent Dealer would have been liable to the Company relating to the Contract had the Company not assumed the Independent Dealer's liability."


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          2.16  GREAT DANE REPOSSESSION LOSS LIABILITY LIMITS.  Notwithstanding
anything to the contrary in Section 2.15, during any single Calendar Year, as defined herein, Great Dane shall have no further liability for Repossession Losses if, during such Calendar Year, the sum of (a) the amounts paid by Great Dane to the Company, pursuant to Section 2.15 from sources other than the AIC Account or Canadian AIC Account, and (b) the amounts paid by Great Dane to Associates Canada under Section 2.11 of the Canadian Operating Agreement, is in excess of the greater of (i) two-tenths of one percent (0.2%) of the aggregate outstanding Unpaid Time Balance for all outstanding Contracts existing under this Agreement and the Canadian Operating Agreement on December 31st of the prior Calendar year up to a maximum of $1,250,000 U.S. dollars, or (ii) $360,000 U.S. dollars. For the purpose of determining the application of the limitation described in the preceding sentence, any amount paid by Great Dane to Associates under Section 2.15 of this Agreement in a currency other than U.S. dollars shall be converted into U.S. dollars at the noon spot buying rate in New York City for cable transfers of such foreign currency as certified for customs purposes by the Federal Reserve Bank of New York on the business Day such amount is actually paid by Great Dane. All amounts payable by either party under this agreement shall be paid in U.S. dollars. "Calendar Year" shall mean the period from the Effective Date as defined in this Agreement and the Canadian Operating Agreement until December 31st of that same year and each consecutive twelve-month period thereafter (or portion thereof in the event this Agreement is terminated during any such twelve-month period).

          Section 2.17. AIC ACCOUNT. (a) The company shall credit to a reserve account to be created and maintained on the books and records of the Company (referred to herein as the "AIC Account"), the sum of three-eights of one percent (.375%) of the original Unpaid Cash Price included in each contract subject to this Agreement regarding new Property and the sum of one-half of one percent (.50%) of the original Unpaid Cash Price included in each Contract purchased by the Company from an Affiliate Dealer subject to this Agreement regarding used Property. If for any reason the Company rebates any Finance Charges included in a Contract to the Great Dane Customer, then the Company shall debit from the AIC Account an amount which, in relation to the original amount credited to the AIC Account for such Contract, is in the same ratio as the amount such rebate bears to the original Finance Charges included in such Contract. Except as set forth in Section 2.15 and Section 2.17(b), the Company shall hold all amounts in the AIC Account until such time as all Contracts subject to this Agreement and the Canadian Operating Agreement have been paid in full and at such time these amounts shall become the property of and disbursed to Great Dane.


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2.   All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.


Dated:        May 18, 1994
          --------------------


GREAT DANE TRAILERS, INC.          ASSOCIATES COMMERCIAL CORPORATION



By:  /s/ T. W. Horan               By:  /s/  Arnold Strang
   ------------------------           -----------------------------

Title:  Senior VP Finance          Title:    Vice President
      ---------------------              --------------------------


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